UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October  28, 2019

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BLUEGREEN VACATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09292	03-0300793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Not Applicable

(Former name or former address, if changed since last report.)

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	BXG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 23, 2019, Bluegreen Vacations Corporation (“Bluegreen”) amended and restated its syndicated credit facility led by Fifth Third Bank (“Fifth Third”). The amended credit facility (the “Credit Facility”) is a $225.0 million syndicated credit facility with Fifth Third, as Joint Lead Arranger, Sole Bookrunner, Administration Agent and L/C Issuer, and certain other bank participants.  The Credit Facility includes a $100.0 million term loan with quarterly amortization requirements and a $125.0 million revolving line of credit.  Prior to the amendment and restatement, the facility (the “Prior Facility”) included a $25.0 million term loan and $75.0 million revolving line of credit. As a result of the amendment, amounts borrowed under the Credit Facility generally bear interest at a rate of LIBOR plus 2.00-2.50% depending on Bluegreen’s leverage ratio (as compared to LIBOR plus 2.75%-3.75% under the terms of the Prior Facility). The amendment also extended the maturity date from December 2021 to October 2024. Borrowings are collateralized by certain of Bluegreen’s vacation ownership interest inventory, sales center buildings, short term receivables and the cash flows from the residual interests relating to certain term securitizations. The Credit Facility also includes other terms and conditions, including financial covenants, which Bluegreen believes to be customary for a credit facility of this type. As of the date of this Current Report on Form 8-K, outstanding borrowings under the Credit Facility totaled $130.0 million, including the $100.0 million term loan and $30.0 million of borrowings under the revolving line of credit.  Borrowings under the Credit Facility were used to repay the $96.1 million outstanding under the Prior Facility and $3.6 million outstanding under a separate loan from Fifth Third, with the remainder expected to be used by Bluegreen for general corporate purposes.

The foregoing description of the Credit Facility is a summary only, does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, Second Amendment and Restated Security Agreement and Pledge Agreement related to the Credit Facility, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1

Second Amended and Restated Credit Agreement dated as of October 23, 2019, by and among Bluegreen Vacations Corporation, as Borrower, the Guarantors from time to time party, the Lenders from time to time party, and Fifth Third Bank, as Administrative Agent and L/C Issuer

10.2

Second Amended and Restated Security Agreement, dated as of October 23, 2019, by and among Bluegreen Vacations Corporation, as Borrower, Bluegreen Vacations Unlimited, Inc., Bluegreen Resorts Management, Inc., Bluegreen Nevada, LLC, Bluegreen Louisiana, LLC, Bluegreen New Jersey, LLC and TFRI 2013-1 LLC and each other guarantor party from time to time, as Grantors, and Fifth Third Bank, as Administrative Agent

10.3	Pledge Agreement, dated as of October 23, 2019, by and among Bluegreen Vacations Corporation, as Pledgor, in favor of Fifth Third Bank, as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 28, 2019

BLUEGREEN VACATIONS CORPORATION

By: /s/ Raymond S. Lopez
Raymond S. Lopez
Executive Vice President, Chief Financial Officer and Treasurer